Liberty Star Uranium & Metals Corp

LBSU: OTCBB	LBV: Frankfurt

http://www.LibertyStarUranium.com

News Release 79

September 11, 2008

FOR IMMEDIATE RELEASE

Liberty Star’s JV Agreement with XState Resources

Tucson, Arizona – September 11, 2008 – Liberty Star Uranium & Metals Corp. (LBSU: OTCBB the “Company”) and XState Resources (“XState”) of Australia (XST: AX) have decided to change the JV Agreement on the North Pipes Super Project exploration properties. James A. Briscoe, the Company’s CEO, and David MacArthur, XState’s CEO, have agreed that XState will maintain a 50% interest in three uranium exploration targets at North Pipes. The three areas can be chosen from all the targets over which exploration has been conducted by the joint venture in the last 18 months.

Both parties agree to enter into a formal 50/50 contributing joint venture in relation to the three targets chosen by XState. The previous “earn–in” agreement is terminated. The Company retains former JV funds to complete minor rehabilitation on exploration sites and conclude administrative tasks.

The Company has maintained its land position on the Arizona Strip and will continue to pursue additional joint venture partnerships or favorable alternative relationships to explore their breccia pipe targets for uranium and other metals.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

About Liberty Star’s Mineral Exploration Projects

Liberty Star Uranium & Metals Corp. is a mineral exploration company currently engaged in exploration projects in Alaska for copper, gold, silver and moly (Big Chunk Super Project, Bonanza Hills Project), in Nevada for gold and silver, (Providence Project), in northern Arizona for uranium and other metals (North Pipes Super Project), and in southern Arizona for porphyry copper and other metals (Tombstone Copper

Center and East Silver Bell Project). Information on these projects can be found at Liberty Star’s extensive web site http://www.libertystaruranium.com/.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that both parties agree to enter into a formal 50/50 contributing joint venture in relation to the three targets chosen by XState; and that we will continue to pursue addition joint venture partnerships or favorable alternative relationships to explore their breccia pipe targets for uranium and other metals. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this news release. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; we may not agree to terms with partners or potential partners, we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Tracy Myers

Investor Relations

Liberty Star Uranium & Metals

Phone (520) 731-8786

info@LibertyStarUranium.com

http://www.LibertyStarUranium.com

http://www.agoracom.com/ir/LibertyStar

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